EXHIBIT 10.2

PERSONAL AND CONFIDENTIAL

June 17, 2009

Mr. Tony Vernon

Dear Tony,

I am very pleased to provide you with this letter confirming the verbal offer that has been extended to you for the position of President Kraft Foods North America located in Northfield, Illinois, USA. As discussed, we are interested in you joining Kraft Foods on August 17, 2009. This letter sets forth all of the terms and conditions of the offer.

Listed below are details of your compensation and benefits that will apply to this offer.

Annualized Compensation

Annual Base Salary	$725,000
Target Management Incentive Plan – (90%*)	$652,500
Target Long-Term Incentive Plan – (150%*)	$1,087,500
Target Annual Equity Award	$1,475,000
Total Annual Target Compensation	$3,940,000

*	Target as a percent of base salary.

Annual Incentive Plan

You will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 90% of your base salary. The actual amount you will receive may be lower or higher depending on your individual performance and the performance of Kraft Foods Inc. Your 2009 award will be payable in March 2010. Your MIP eligibility will begin on your date of employment.

June 17, 2009

Long-Term Incentive Plan

You will also be eligible to participate in the Long-Term Incentive Plan (LTIP), which is the Company’s executive long-term performance share program. The current LTIP performance cycle began on January 1, 2009 and is scheduled to end on December 31, 2011. Your LTIP eligibility will begin with this performance cycle as if you were employed by Kraft Foods on January 1, 2009. Your target opportunity under the LTIP is equal to 150% of your base salary at the beginning of the performance cycle. The actual amount you will receive may be lower or higher depending upon the performance of Kraft Foods Inc. during the performance cycle.

A new three-year performance cycle starts at the beginning of each year. This structure creates overlapping performance cycles. For example, your first payout under this program will be made in the first quarter of 2012 for the 2009-2011 performance cycle. Your second award payout will be in the following year (2013) for the performance period of 2010-2012. Similarly, you will continue to be eligible to earn an award payout each year thereafter based on the three-year trailing performance period.

Stock Program

Also, you will be eligible to participate in the Company’s stock award program. Stock awards are typically made on an annual basis, with the next award anticipated to be granted in the first quarter of 2010. Awards are delivered as follows: 50% of equity value in restricted stock and 50% in stock options. Actual award size is based on individual potential and performance.

Sign-On Incentives

In recognition of the loss of short-term and long-term incentives from your previous employer, upon hire, you will receive one-time sign-on incentives in the form of restricted stock as follows:

Equity Sign-On Incentive	$1,000,000 restricted stock award to vest one-third each year over a three-year period

If prior to full vesting of the sign-on restricted shares granted per this offer letter, your employment with the Company ends due to involuntary termination for reasons other than cause, the value of the total number of unvested shares shall vest on the scheduled vesting dates. The number of shares that you will receive will be determined based upon the fair market value of Kraft Foods Inc. Common Stock on your date of hire. You will receive dividends on the shares during the vesting period consistent in amount and timing with that of Common Stock shareholders. The other terms and conditions set forth in Kraft Foods’ standard Stock Award Agreements will apply.

June 17, 2009

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

Perquisites

You will be eligible for a company car allowance equal to $15,000 per year under the executive perquisite policy. You will also be eligible for an annual financial counseling allowance of $7,500. You may use any firm of your choosing.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to $4,000,000. You will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted stock or share equivalents held in the Company’s 401(k) plan. It does not include unexercised stock option shares or unearned performance shares.

Other Benefits

Your offer includes Kraft Foods’ comprehensive benefits package available to full-time salaried employees. This benefits package is described in the enclosed Kraft Foods Benefits Summary brochure. You will be eligible for 6 weeks (30 days) of paid time off. In addition, you are eligible for ten designated holidays.

You will be a U.S. employee of Kraft Foods and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Kraft Foods is free to terminate the employment relationship at any time, for any reason.

If your employment with the Company ends due to involuntary termination other than for cause, you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company.

To assist in your relocation from Pennsylvania to Illinois, we offer relocation assistance as outlined in Kraft Foods’ Relocation Guide.

June 17, 2009

This offer is contingent upon successful completion of our pre-employment checks, which may include a background screen, reference check, and post-offer drug test pursuant to testing procedures determined by Kraft Foods.

If you have any questions, I can be reached at the office at (xxx) xxx-xxxx or on my cell phone at (xxx) xxx-xxxx.

Sincerely,

/s/ Karen J. May
Karen J. May
Executive Vice President Human Resources

I accept the offer as expressed above.

/s/ W. Anthony Vernon	6/18/09
Signature	Date

Enclosure:	Kraft Foods Benefits Summary
Restricted Stock Agreement
Relocation Assistance Summary